Exhibit 10.31

THE RYLAND GROUP, INC.

TRG INCENTIVE PLAN

(as amended and restated, effective January 1, 2005)

The Ryland Group, Inc. (the “Company”) has established the TRG Incentive Plan (the “Plan”) to provide incentive compensation for those key employees whose efforts may significantly affect the Company’s earnings and performance. The Plan provides for the payment of cash awards as well as the issuance of Common Stock of the Company and the crediting of Stock Units as awards under The Ryland Group, Inc. 2002 Equity Incentive Plan, the terms of which are incorporated herein by reference for all relevant purposes. The Plan is being amended and restated effective January 1, 2005 to comply with the requirements of section 409A of the Code, as added by the American Jobs Creation Act of 2004, and the Treasury regulations or any other authoritative guidance issued thereunder.

1.      Definitions

The terms below shall have the following meanings:

(a)      “Board” shall mean the Board of Directors of the Company.

(b)      “Cash Account” shall mean an account established for each Participant to be credited with the cash portion of Performance Awards. The Cash Account shall consist of separate sub-accounts for amounts credited, if any, with respect to each Performance Year.

(c)      “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor to such Code.

(d)      “Committee” shall mean the Compensation Committee of the Board or a subcommittee of the Compensation Committee composed of two or more “outside directors” as defined in Code Section 162(m) and the regulations thereunder.

(e)      “Common Stock” shall mean shares of Common Stock of the Company.

(f)      “Common Stock Account” shall mean an account established for each Participant to be credited with the Stock Unit portion, if any, of Performance Awards. The Common Stock Account shall consist of separate sub-accounts for Stock Units credited, if any, with respect to each Performance Year.

(g)      “Company” shall mean The Ryland Group, Inc., its subsidiaries, partnerships and other related entities and affiliates, except where the context applies solely to The Ryland Group, Inc. as determined by the Committee.

(h)      “Disability” shall mean a period during which a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer, or (iii) is determined to be totally disabled by the Social Security Administration.

(i)      “Employee” shall mean any person employed by the Company.

(j)      “Fair Market Value” shall mean a price or value for the Common Stock of the Company, as determined by the Committee to be the fair market value of the Common Stock, which can be the opening, closing or other quoted price on the New York Stock Exchange or other exchange on which the Common

Stock is traded or the first, last or other reported sales price if quoted on the NASDAQ National Market System or other over-the-counter market.

(k)       “Participant” shall mean an Employee selected to participate in the Plan pursuant to Section 2.

(l)       “Performance Award” shall mean the amount of any award to a Participant based on the Company’s achievement of the Performance Goal(s) for a Performance Period.

(m)       “Performance Goal” shall mean the performance target selected by the Committee to determine the amount of any Performance Award under the Plan.

(n)       “Performance Period” shall mean the period as established pursuant to Section 4 over which the Performance Goal(s) are measured for the purpose of determining the extent to which a Performance Award is earned.

(o)       “Performance Year” shall mean the final fiscal year of the Company of the Performance Period over which Performance Goals are measured for the purpose of determining the extent to which a Performance Award is earned.

(p)       “Separation from Service” shall mean the Participant’s “separation from service” within the meaning of Code section 409A, treating as a Separation from Service an anticipated permanent reduction in the level of bona fide services to be performed by the Participant to 20% or less of the average level of bona fide services performed by the Participant over the immediately preceding 36 month period (or the full period during which the Participant performed services for the Employer, if that is less than 36 months).

(q)       “Stock Unit” shall mean a unit representing one share of Common Stock.

(r)       “Vested Deferred Award” shall mean the portion of any Deferred Award which is vested pursuant to the Plan, but which has not been paid to the Participant.

2.       Participants

The Committee periodically determines those Employees who are eligible and selected to participate in the Plan.

3.       Administration

The Plan is administered by the Committee. The Committee shall establish the Performance Goal(s) for each Performance Period, review the Company’s actual performance results to assess the extent to which Performance Goal(s) have been met and Performance Awards have been earned, approve Performance Awards and make any other determinations, interpretations or decisions required in connection with the Plan. The Committee shall have the authority to amend, modify and interpret the Plan and make all determinations relating to the Plan and the Participants. Decisions of the Committee on all matters relating to the Plan are conclusive and binding on all parties, including the Company and the Participants. No member of the Committee is liable for any act done or determination made in good faith in administering, construing or interpreting the Plan.

4.       Performance Awards

(a)      Establishment of Performance Awards. For each Performance Year and/or Performance Period, the Committee shall determine and set forth in writing not later than 90 days after the commencement of the Performance Year:

           (i)       the Participants;

           (ii)      the target amount of and formula for determining Performance Awards;

           (iii)     the Performance Goal or Goals for determining Performance Awards;

           (iv)     whether the Performance Awards will be paid in cash, Common Stock or Stock Units; and

           (v)      any other terms relating to Performance Awards under the Plan.

           The Performance Goal or Goals shall be based upon the average return on stockholders’ equity of the Company as set forth in the audited financial statements for the Performance Year and the two fiscal years prior to the Performance Year. The maximum Performance Award that may be earned by any Participant for any Performance Year is $6,000,000. The Committee may reduce or eliminate Performance Awards for any reason in its sole discretion, but may not increase the amount of a Performance Award payable to any Participant for a given Performance Period after the Performance Goal for that period has been established.

(b)      Determination, Payment and Crediting of Performance Awards.

           (i)       Within 90 days after the end of each Performance Year, the Committee shall determine and set forth in writing the amount of any Performance Award earned by a Participant or group of Participants.

           (ii)      One-third of each Performance Award (the “Initial Payment”) shall vest as of December 31 of the related Performance Year and shall be payable within 90 days thereafter, but not earlier than the Committee’s determination that such award was earned. As determined by the Committee, either all or one-half of the Initial Payment shall be paid in cash and either none or one-half shall be paid in a whole number of shares of Common Stock determined by dividing one-half of the Initial Payment by the Fair Market Value of the Common Stock on the first trading day of the Company’s first fiscal year following the related Performance Year, provided that if a fractional number of shares results, cash shall be paid in lieu of any fractional share.

           (iii)     The remaining two-thirds of each Performance Award (the “Deferred Award”) shall be credited to the Participant’s Cash Account or, if applicable, to the Participant’s Common Stock Account, effective as of January 1 of the Company’s first fiscal year following the related Performance Year. As determined by the Committee, either all or one-half of the Deferred Award shall be credited to the Participant’s Cash Account and either none or one-half of the Deferred Award shall be credited in the form of Stock Units to the Participant’s Common Stock Account. For the purposes of the foregoing, the number of Stock Units, if any, to be credited to the Participant’s Common Stock Account shall be equal to one-half of the Deferred Award earned divided by the Fair Market Value of the Common Stock on the first trading day of the Company’s first fiscal year following the related Performance Year. If a fractional number of shares results from the calculation of the Stock Units credited to a Common Stock Account, cash will be credited to the Participant’s Cash Account in lieu of any fractional shares.

           (iv)     No Performance Award(s) shall be earned or credited for any Performance Year during which a Participant terminates employment prior to December 31.

(c)      Rights in Respect of Stock Units. Stock Units shall not represent an actual ownership interest in Common Stock and the Participant shall have no voting or other rights as a stockholder in respect of Stock Units including, except as provided in the next sentence, any right to payment on account of dividends or distributions in respect of the Common Stock represented thereby. With respect to the total amount of any cash dividends paid annually in respect of the Company’s Common Stock, Participants are entitled to receive an annual cash payment in an amount equal to the annual cumulative total of dividends declared and paid for any particular calendar year (the “Dividend Determination Year”), to the extent of any dividends not previously paid to or received by a Participant, which the Participant would have received if the Stock Units credited to the Participant’s Common Stock Account actually had represented shares of Common Stock as of the record date (this payment is referred to as the “Annual Payment”). The right to this Annual Payment applies to the cumulative annual amount of cash dividends paid on account of the Common Stock on any record date on or after the end of a Performance Year related to the Stock Units credited to the Participant’s Common Stock Account, to the extent of any dividends not previously paid to or received by a Participant. The Annual Payment shall be determined and paid within 45 days of the later of October 15th or the third quarter record date for a quarterly cash dividend payable during the Company’s fiscal year for any applicable Dividend Determination Year.  A Participant must be employed on the date each Annual Payment is made to be entitled to payment.

(d)      Earnings on Cash Account. Earnings can be credited to a Participant’s Cash Account on a basis, in a manner, and at the rate established from time to time by the Committee that is reasonable under Section 162(m) of the Internal Revenue Code.  Any earnings that are credited to a Participant’s Cash Account shall be paid at the time and in the manner the Vested Deferred Award to which such earnings are attributable is paid.

5.     Vesting and Payment of Deferred Awards

(a)      Vesting of Deferred Awards.

           (i)       The Deferred Award for a Performance Year will vest in two equal installments on December 31of each of the Company’s first and second fiscal years following the related Performance Year (the “Vesting Date”) provided the Participant is employed by the Company on the Vesting Date.

           (ii)      Notwithstanding Section 5(a)(i), upon the death, Disability or retirement (as defined by the Company, in its discretion) of a Participant, all amounts of Deferred Awards shall become fully vested.

           (iii)     Upon a Participant’s voluntary termination of employment with the Company, all Vested Deferred Awards shall be paid to the Participant in accordance with the terms of this Plan and any Deferred Awards which have not vested as of the effective date of the Participant’s voluntary termination of employment shall be forfeited.

           (iv)     Upon a Participant’s involuntary termination of employment by the Company without cause, all Vested Deferred Awards shall be paid to the Participant in accordance with the terms of this Plan and any Deferred Awards which have not vested as of the effective date of the Participant’s involuntary termination of employment shall be forfeited.

           (v)      Upon a Participant’s termination of employment by the Company “for cause,” the Participant forfeits all Performance Awards, all Initial Payments that have not been paid, and all unvested and Vested Deferred Awards credited to the Participant’s Cash or Common Stock Accounts. A termination “for cause” is a termination pursuant to a finding or determination by the Company of theft, fraud, embezzlement or any act which is detrimental or damaging to the business, operation or reputation of the Company.

(b)      Payment of Vested Deferred Awards.

Vested Deferred Awards shall be paid on the earliest of the following events:

(i)    On the December 31 of the Company’s first fiscal year following the related Performance Year (or within 90 days thereafter), one-half of the Deferred Award (i.e., one-third of the total Performance Award) for a Performance Year, to the extent vested, shall be paid to the Participant.

(ii)   On the December 31 of the second fiscal year following the related Performance Year (or within 90 days thereafter), one-half of the Deferred Award (i.e., one-third of the total Performance Award) for a Performance Year, to the extent vested, shall be paid to the Participant.

(iii)   Upon the Participant’s Disability or death (or within 90 days thereafter), the Participant’s entire Vested Deferred Award shall be paid in a lump sum to the Participant (or, in the case of death, to the Participant’s beneficiary).

(iv)   Upon the Participant’s Separation from Service, the Participant’s entire Vested Deferred Award (to the extent the Vested Deferred Award is not forfeited pursuant to Section 5(a)(iii), (iv), or (v)) shall be paid in a lump sum to the Participant on the date that is six months following the date of Separation from Service (or within 30 days thereafter).

(v)   Payments shall be made in cash to the extent the Vested Deferred Award is credited to a Participant’s Cash Account and in a number of shares of Common Stock equal to the Stock Units to the extent the Vested Deferred Award is credited to the Participant’s Common Stock Account. The Stock Units credited to a Participant’s Common Stock Account in connection with a Vested Deferred Award can be converted to and paid in cash, if determined by the Committee, in the amount of the closing Fair Market Value of the shares of Common Stock related to the Stock Units converted and paid in cash on the first trading day of the Company’s fiscal year in which the conversion or cash payment is made.

6.      Dilution and Other Adjustments

The Committee can, in its sole discretion, require an adjustment in the Common Stock Accounts held by Participants in the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or stock split, recapitalization, reclassification, merger, share exchange, consolidation, combination or exchange of shares or other similar change.

7.      Change of Control

(a)      For purposes of this Plan, a Change of Control shall mean the first to occur of any of the following events:

(i)  The acquisition by any person other than the Company, or more than one person acting as a group, together with stock held by such person or group, of beneficial ownership of more than 50% of the total fair market value or total voting power of the Company’s then outstanding voting securities;

(ii)  Any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, beneficial ownership of 35% or more of the total voting power of the Company’s then outstanding voting securities;

(iii)  A majority of the members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the Board who were members of the Board prior to the initiation of the replacement; or

(iv)  Any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, assets of the Company that have a total gross fair market value of 40% or more of the total gross fair market value of all of the assets of the Company immediately prior to the initiation of the acquisition.

(b)      Upon the occurrence of a Change of Control, all Deferred Awards shall immediately vest and be paid to Participants within 30 days of the date on which the Change of Control occurs.

8.      Miscellaneous

(a)      Tax Withholding.  The Company shall have the right to deduct from any payments made or benefits accrued under the Plan, any Federal, state, or local taxes required by law to be withheld. In the case of awards paid in Common Stock, a Participant may elect to have any portion of any withholding taxes payable in respect of a distribution of Common Stock satisfied through the retention by the Company of shares of Common Stock having a Fair Market Value on the date of withholding equal to the withholding amount, subject to compliance with any requirements of applicable law and subject to such other restrictions as the Company may impose.

(b)      Employment Rights.  Neither the Plan nor any action taken hereunder shall be construed as giving an Employee or Participant any right to be retained in the employ of the Company nor shall any action taken hereunder be construed as entitling the Company to the services of any Employee or Participant for any period of time.

(c)      Beneficiaries.  Each Participant shall have the right, at any time, to designate a beneficiary or beneficiaries (both primary and contingent) to whom payments under this Plan shall be made if the Participant dies and amounts under this Plan are payable following the Participant’s death. Any beneficiary designation shall be made in writing and filed with the Company and shall become effective only when received and accepted by the Company.

           A Participant may change his beneficiary designation by filing a new designation with the Company. The filing of a new beneficiary designation will cancel any and all beneficiary designations previously filed.

           If a Participant fails to designate a beneficiary, or if all designated beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, the payments under this Plan shall be made to the Participant’s Estate.

(d)      Nontransferability.  A person’s rights and interest under this Plan, including amounts payable, shall be solely the rights of a general unsecured creditor of the Company and such rights may not be assigned, pledged or transferred except to a designated beneficiary as provided above.

(e)      Governing Law.  All matters relating to the Plan or to any Performance Awards granted under the Plan shall be governed by the laws of the State of Maryland.

(f)       Shareholder Approval.  The Plan, as amended and restated herein, shall be submitted to the Company’s stockholders for approval in accordance with Code Section 162(m). After the Plan is approved by the Company’s stockholders, this Plan may not be amended or changed without stockholder approval if the amendment or change would limit the deductibility of Performance Awards paid or distributed pursuant to the Plan under Code Section 162(m).

9.                      Amendments

Subject to Section 8(f) above, the Committee may, in its sole and absolute discretion, amend, suspend or terminate the Plan or any portion of the Plan at any time. The Committee may also, at any time, in their sole and absolute discretion, amend, revise or modify the terms of a Participant’s Performance Award(s) or any terms or conditions related to a Participant’s Performance Award(s), including the terms and conditions related to the vesting of Performance Award(s), Initial Payment(s) and any Deferred Awards, notwithstanding anything in this Plan or in any Performance Award to the contrary.

10.      Aggregation of Employers

If the Company is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code section 414(b) or (c), but substituting a 50% ownership level for the 80% level set forth in those Code Sections), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Code section 409A shall require.

11.      Aggregation of Plans.

If the Company offers other non-elective account balance deferred compensation plans in addition to this Plan, those plans together with this Plan shall be treated as a single plan to the extent required under Code section 409A.